UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 25, 2015

ORCHIDS PAPER PRODUCTS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32563	23-2956944
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification Number)

4826 Hunt Street

Pryor, Oklahoma 74361

(Address of Principal Executive Offices)

(918) 825-0616

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 25, 2015, Orchids Paper Products Company (the “Company” or “Orchids”) entered into the Second Amended and Restated Credit Agreement, dated as of June 25, 2015 (the “Credit Agreement”), with U.S. Bank National Association, as administrative agent, lead arranger and sole book runner (“U.S. Bank”), the lenders named therein, and JPMorgan Chase Bank, N.A., as documentation agent.  The $187.3 million Credit Agreement includes the following provisions:

•	a $25 million revolving credit line due June 2020;

•	a $47.3 million term loan with a 5-year term due June 2020 and payable in quarterly installments of $675,000 through June 2016 and $1 million per quarter thereafter;

•	a $115 million delayed draw term loan with a 2-year draw period due June 2020 and payable in quarterly installments beginning in September 2017 of 1.5% of the June 30, 2017 outstanding balance; and

•	an accordion feature allowing the revolving credit line and/or delayed draw commitment under the Credit Agreement to be increased by up to $50 million at any time on or before the expiration date of the Credit Agreement.

The Credit Agreement has the effect of (i) combining the Company’s existing $20 million revolving line of credit designated for the purchase and construction of a paper machine and converting line in Pryor, OK and $27.3 million currently outstanding under the Company’s existing term loan into a $47.3 million term loan, (ii) increasing the delayed draw facility from $40 million to $115 million, (iii) extending the maturity of the delayed draw facility from August 2015 to June 2020, and (iv) adding a $50 million accordion feature. Proceeds from the delayed draw term loan must be utilized solely to finance the purchase and installation of new equipment and construction at the Company’s Barnwell, South Carolina facility.

Under the terms of the Credit Agreement, amounts outstanding will bear interest at a variable rate of LIBOR plus a specified margin, or the base rate plus a specified margin, at the Company’s option. The specified margin is based on the Company’s quarterly Leverage Ratio, as defined in the Credit Agreement.  The following table outlines the specified margins and the commitment fees payable under the Credit Agreement:

	LIBOR	Base	Commitment
Leverage Ratio	Margin	Margin	Fee
Less than 1.00	1.25%	0.00%	0.15%
Greater than or equal to 1.00 but less than 2.00	1.50%	0.00%	0.20%
Greater than or equal to 2.00 but less than 3.00	1.75%	0.00%	0.25%
Greater than or equal to 3.00 but less than 3.50	2.25%	0.00%	0.30%
Greater than or equal to 3.50	2.50%	0.25%	0.35%

The amount available under the revolving credit line may be reduced in the event that the Company’s borrowing base, which is based upon qualified receivables and qualified inventory, is less than $25 million.

Obligations under the Credit Agreement are secured by substantially all of the Company’s assets.  The Credit Agreement contains representations and warranties, and affirmative and negative covenants customary for financings of this type, including, but not limited to, limitations on additional borrowings, additional investments and asset sales.  The financial covenants, which are tested as of the end of each fiscal quarter, require the Company to maintain the following specific ratios: fixed charge coverage (minimum of 1.20 to 1.0) and leverage (maximum of 4.00 to 1.0 through June 2017; maximum of 3.75 to 1.0 on September 30, 2017; maximum of 3.50 to 1.0 on December 31, 2017, and thereafter).

1

The foregoing summary is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is incorporated by reference.

Item 9.01.  Financial Statements and Exhibits

(d)Exhibits.  See the Exhibit Index which is hereby incorporated by reference.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORCHIDS PAPER PRODUCTS COMPANY

Date: June 29, 2015	By:	/s/ Keith R. Schroeder
Keith R. Schroeder
Chief Financial Officer

3

Exhibit Index

Exhibit	Description
10.1	Second Amended and Restated Credit Agreement, dated as of June 25, 2015, among Orchids, U.S. Bank National Association, as administrative agent, lead arranger and sole book runner, the lenders named therein, and JPMorgan Chase Bank, N.A., as documentation agent

4